EXHIBIT 23.1

CONSENT OF PENDER NEWKIRK & COMPANY, CPAs

Independent Registered Certified Public Accountants

We hereby consent to the incorporation by reference in this Registration Statement (Form S-8, dated January 6, 2006) pertaining to the UTEK Corporation Amended and Restated Employee Stock Option Plan to the use of our report dated February 18, 2005, with respect to the consolidated financial statements of UTEK Corporation and Subsidiaries as of December 31, 2004 and 2003 and for each of the two years then ended, including schedules of investments of UTEK Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Pender Newkirk & Company

Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
January 6, 2006